Continental Homes Holding Corp.
                       Computation of Earnings Per Share
                     (In thousands, except per share data)


                                          Three months ended   Nine months ended
                                             February 28,        February 28,
                                           -----------------    ---------------
                                              1995      1994      1995     1994
                                              ----      ----      ----     ----
Fully diluted:
Net income .............................   $ 3,073   $ 2,727   $10,681   $ 9,191
Interest expense on convertible
  subordinated notes, net of
  income taxes .........................       401       401     1,203     1,203
                                           -------   -------   -------   -------
                                           $ 3,474   $ 3,128   $11,884   $10,394
                                           =======   =======   =======   =======
Weighted average number of
  shares outstanding ...................     6,940     6,954     6,956     5,947
Conversion of convertible
  subordinated notes (42.55 shares
  per $1,000 principal amount of
  notes) ...............................     1,489     1,489     1,489     1,489
Incremental shares relating to
  stock options exercisable ............        37        98        48       117
                                           -------   -------   -------   -------
Weighted average number of shares
  outstanding assuming full
  dilution .............................     8,466     8,541     8,493     7,553
                                           =======   =======   =======   =======

Fully diluted net income
  per share ............................      $.41      $.37    $1.40      $1.38
                                           =======   =======   =======   =======